Exhibit 99.1
OneSpan Reports Fourth Quarter and Full Year 2023 Financial Results
•Fourth quarter revenue grew 11% year-over-year to $62.9 million; full year revenue grew 7% year-over-year to $235.1 million
•Fourth quarter subscription revenue grew 15% year-over-year to $27.3 million; full year subscription revenue grew 19% year-over-year to $106.4 million
•Annual Recurring Revenue (ARR) grew 11% year-over-year to $154.6 million1
•Net Retention Rate (NRR) of 110%2
BOSTON, March 6, 2024 – OneSpan Inc. (NASDAQ: OSPN), the digital agreements security company, today reported financial results for the fourth quarter and full year ended December 31, 2023.
“We ended the year on a high note led by strong operational rigor and accelerated cost reduction actions over the second half of 2023, resulting in 3% GAAP operating margin and 18% adjusted EBITDA margin in the fourth quarter, a dramatic improvement from the prior year,” stated OneSpan interim CEO, Victor Limongelli. “We will continue to focus on driving efficient revenue growth, profitability and cash flow in 2024.”

Fourth Quarter 2023 Financial Highlights
•Total revenue was $62.9 million, an increase of 11% compared to $56.6 million for the same quarter of 2022. Digital Agreements revenue was $14.5 million, an increase of 17% year-over-year. Security Solutions revenue was $48.4 million, an increase of 10% year-over-year.
•ARR grew 11% year-over-year to $154.6 million.
•Gross profit was $43.5 million, or 69% gross margin, compared to $38.0 million, or 67% in the same period last year.
•Operating income was $1.8 million, compared to operating loss of $4.0 million in the same period last year.
•Net income was $0.4 million, or $0.01 per diluted share, compared to net loss of $3.1 million, or $0.08 per diluted share, in the same period last year. Non-GAAP net income was $7.5 million, or $0.19 per diluted share, compared to $1.2 million, or $0.03 per diluted share in the same period last year.3
•Adjusted EBITDA was $11.2 million, compared to $3.2 million in the same period last year.
•Cash and cash equivalents were $42.5 million at December 31, 2023. During the year ended December 31, 2023, we used $29.2 million, net of fees and expenses, to repurchase shares of our common stock, including $25.4 million in conjunction with our modified Dutch tender offer we completed in December 2023. We used $5.7 million, net of fees and expenses, to repurchase shares of our common stock during the year ended December 31, 2022.

Full Year 2023 Financial Highlights
•Total revenue was $235.1 million, an increase of 7% compared to $219.0 million for the same period of 2022. Digital Agreements revenue was $50.9 million, an increase of 5% year-over-year. Security Solutions revenue was $184.2 million, an increase of 8% year-over-year.
•Gross profit was $157.7 million, or 67% gross margin, compared to $148.6 million, or 68% in the same period last year.
•Operating loss was $28.9 million, compared to $27.1 million in the same period last year.
•Net loss was $29.8 million, or $0.74 per diluted share compared to $14.4 million, or $0.36 per diluted share in the same period last year. Non-GAAP net income was $0.0 million, or $0.00 per diluted share, compared to net loss of $1.8 million, or $0.05 per diluted share in the same period last year.
•Adjusted EBITDA was $12.0 million compared to $6.4 million in the same period last year.

Financial Outlook
For the Full Year 2024, OneSpan expects:
•Revenue to be in the range of $238 million to $246 million, consistent with our previously communicated target range of low to mid-single digit growth.
•ARR to be in the range of $160 million to $168 million.
•Adjusted EBITDA to be in the range of $47 million to $52 million, consistent with the low to mid-range of our previously communicated target of 20% to 23% margin for the year.3
Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, March 6, 2024, at 4:30 p.m. EST. During the conference call, Mr. Victor Limongelli, Interim CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2023.

For investors and analysts accessing the conference call by phone, please refer to the press release dated January 10, 2024, announcing the date of OneSpan’s fourth quarter and full year 2023 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2024 financial guidance and our plans to continue to focus on driving efficient revenue growth, profitability and cash flow in 2024; our plans for managing our Digital Agreements and Security Solutions segments; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our updated strategic transformation plan and cost reduction and restructuring actions in the expected timeframe and to achieve the outcomes we expect from them; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, reduced employee morale, attrition of valued employees, adverse effects on our reputation as an employer, loss of institutional know-how, slower customer service response times, and reduced ability to complete or undertake new product development projects and other business, product, technical, compliance or risk mitigation initiatives; our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, and political instability; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue
Product and license	$35,387	$31,930	$130,848	$121,426
Services and other	27,541	24,692	104,258	97,580
Total revenue	62,928	56,622	235,106	219,006

Cost of goods sold
Product and license	12,346	12,434	48,676	45,106
Services and other	7,116	6,233	28,715	25,330
Total cost of goods sold	19,462	18,667	77,391	70,436

Gross profit	43,466	37,955	157,715	148,570

Operating costs
Sales and marketing	13,847	15,756	70,235	60,949
Research and development	8,734	8,139	38,420	41,735
General and administrative	14,229	16,003	58,267	55,552
Restructuring and other related charges	4,235	1,482	17,311	13,310
Amortization of intangible assets	604	584	2,353	4,139
Total operating costs	41,649	41,964	186,586	175,685

Operating income (loss)	1,817	(4,009)	(28,871)	(27,115)

Interest income (expense), net	415	398	2,090	595
Other income (expense), net	(874)	1,010	(532)	14,827

Income (loss) before income taxes	1,358	(2,601)	(27,313)	(11,693)
Provision for income taxes	917	496	2,486	2,741

Net income (loss)	$441	$(3,097)	$(29,799)	$(14,434)

Net income (loss) per share
Basic	$0.01	$(0.08)	$(0.74)	$(0.36)
Diluted	$0.01	$(0.08)	$(0.74)	$(0.36)

Weighted average common shares outstanding
Basic	39,716	39,906	40,193	40,143
Diluted	40,095	39,906	40,193	40,143

OneSpan Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$42,493	$96,167
Restricted cash	1,037	1,208
Short-term investments	—	2,328
Accounts receivable, net of allowances of $1,536 in 2023 and $1,600 in 2022	64,387	65,132
Inventories, net	15,553	12,054
Prepaid expenses	6,575	6,222
Contract assets	5,139	4,520
Other current assets	11,159	10,757
Total current assets	146,343	198,387
Property and equipment, net	18,722	12,681
Operating lease right-of-use assets	6,171	8,022
Goodwill	93,684	90,514
Intangible assets, net of accumulated amortization	10,832	12,482
Deferred income taxes	1,721	1,901
Other assets	11,718	11,095
Total assets	$289,191	$335,082
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$17,452	$17,357
Deferred revenue	69,331	64,637
Accrued wages and payroll taxes	14,335	18,345
Short-term income taxes payable	2,646	2,438
Other accrued expenses	10,684	7,664
Deferred compensation	382	373
Total current liabilities	114,830	110,814
Long-term deferred revenue	4,152	6,269
Long-term lease liabilities	6,824	8,442
Long-term income taxes payable	—	2,565
Deferred income taxes	1,067	1,197
Other long-term liabilities	3,177	2,484
Total liabilities	130,050	131,771
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2023 and 2022	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,243 and 40,764 shares issued; 37,519 and 39,726 shares outstanding at December 31, 2023 and 2022	38	40
Additional paid-in capital	118,620	107,305
Treasury stock, at cost, 3,724 and 1,038 shares outstanding at December 31, 2023 and 2022, respectively	(47,377)	(18,222)
Retained earnings	98,939	128,738
Accumulated other comprehensive loss	(11,079)	(14,550)
Total stockholders' equity	159,141	203,311
Total liabilities and stockholders' equity	$289,191	$335,082

OneSpan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss from operations	$(29,799)	$(14,434)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	6,479	7,066
Loss on disposal of asset	455	—
Write-off of property and equipment, net	2,728	3,828
Impairment of inventories, net	143	—
Gain on sale of equity-method investment	—	(14,810)
Deferred tax benefit	118	1,637
Stock-based compensation	14,252	8,642
Allowance for doubtful accounts	(65)	184
Changes in operating assets and liabilities:
Accounts receivable	1,571	(9,705)
Inventories, net	(3,275)	(2,168)
Contract assets	(574)	52
Accounts payable	(253)	9,261
Income taxes payable	(2,367)	(1,140)
Accrued expenses	(1,531)	2,197
Deferred compensation	9	(504)
Deferred revenue	2,015	8,173
Other assets and liabilities	(641)	(4,038)
Net cash used in operating activities	(10,735)	(5,759)

Cash flows from investing activities:
Purchase of short-term investments	—	(15,812)
Maturities of short-term investments	2,330	48,550
Additions to property and equipment	(12,484)	(4,996)
Additions to intangible assets	(59)	(29)
Cash paid for acquisition of business	(1,800)	—
Sale of equity-method investment	—	18,874
Net cash provided by (used in) investing activities	(12,013)	46,587

Cash flows from financing activities:
Repurchase of common stock	(29,155)	(5,721)
Tax payments for restricted stock issuances	(2,939)	(1,587)
Net cash used in financing activities	(32,094)	(7,308)

Effect of exchange rate changes on cash	997	(372)

Net (decrease) increase in cash	(53,845)	33,148
Cash, cash equivalents, and restricted cash, beginning of period	97,375	64,227
Cash, cash equivalents, and restricted cash, end of period	$43,530	$97,375

Operating Segments
In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary and OneSpan Trust Vault. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include identity verification, multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.
Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, amortization expense, and restructuring and other related charges that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment.
Prior to 2023, the Company allocated certain cost of goods sold and operating expenses to its two reportable operating segments using a direct cost allocation and an allocation based on revenue split between the segments. As a result of the ongoing strategic transformation, the Company refined its operating segment allocation methodology to better align internal and external costs more directly to where the employee efforts are being spent on each segment moving forward. The revised methodology was applied on a prospective basis beginning in 2023. As a result of this change, there was an increase in cost of goods sold and operating expenses being allocated to the Digital Agreements segment, which better aligns with the investments the Company is making to grow that segment as compared to its Security Solutions segment.

Segment and consolidated operating results (in thousands, except percentages)(unaudited):

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except percentages)	2023	2022	2023	2022
Digital Agreements
Revenue	$14,499	$12,446	$50,925	$48,401
Gross profit	$10,902	$9,819	$37,742	$37,488
Gross margin	75%	79%	74%	77%
Operating (loss) income	$(705)	$2,525	$(18,525)	$5,348

Security Solutions
Revenue	$48,429	$44,176	$184,181	$170,605
Gross profit (1)	$32,564	$28,136	$119,974	$111,082
Gross margin	67%	64%	65%	65%
Operating income (2)	$20,363	$10,652	$60,190	$32,051

Total Company:
Revenue	$62,928	$56,622	$235,106	$219,006
Gross profit	$43,466	$37,955	$157,715	$148,570
Gross margin	69%	67%	67%	68%

Statements of operations reconciliation:
Segment operating income	$19,658	$13,177	$41,665	$37,399
Corporate operating expenses not allocated at the segment level	17,841	17,186	70,536	64,514
Operating income (loss)	$1,817	$(4,009)	$(28,871)	$(27,115)
Interest income, net	$415	$398	$2,090	$595
Other income (expense), net	$(874)	$1,010	$(532)	$14,827
Income (loss) before income taxes	$1,358	$(2,601)	$(27,313)	$(11,693)
Revenue by major products and services (in thousands, unaudited):

	Three Months Ended December 31,
	2023		2022
(In thousands)	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
Subscription	$13,245	$14,065	$11,301	$12,492
Maintenance and support	1,022	10,326	998	10,372
Professional services and other (1)	232	1,423	147	1,760
Hardware products	—	22,615	—	19,552
Total Revenue	$14,499	$48,429	$12,446	$44,176

	Years Ended December 31,
	2023		2022
(In thousands)	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
Subscription	$45,886	$60,550	$42,029	$47,124
Maintenance and support	4,143	42,240	5,451	42,894
Professional services and other (1)	896	5,425	921	7,087
Hardware products	—	75,966	—	73,500
Total Revenue	$50,925	$184,181	$48,401	$170,605
(1)Professional services and other includes perpetual software licenses revenue, which was approximately 1% of total revenue for both the three months and year ended December 31, 2023, and approximately 2% of total revenue for both the three months and year ended December 31, 2022.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$441	$(3,097)	$(29,799)	$(14,434)
Interest income, net	(415)	(398)	(2,090)	(595)
Provision for income taxes	917	496	2,486	2,741
Depreciation and amortization of intangible assets (1)	1,955	1,375	6,479	7,066
Long-term incentive compensation (2)	4,136	3,197	14,562	8,813
Restructuring and other related charges	4,235	1,482	17,311	13,310
Other non-recurring items (3)	(112)	127	3,048	(10,505)
Adjusted EBITDA	$11,157	$3,182	$11,997	$6,396
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $0.8 million and $1.5 million for the three months and year ended December 31, 2023, respectively, and $0 for the three months and year ended December 31, 2022. Costs are recorded in “Cost of goods sold - Services and other” on the consolidated statements of operations.
(2) Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was less than $0.1 million for both the three months ended December 31, 2023 and 2022, respectively, and $0.3 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively.
(3) For the three months ended December 31, 2023, other non-recurring items consist of an inventory write-off reversal of $1.4 million, offset by $1.4 million of fees related to non-recurring items, primarily severance payable to our former chief executive officer.

For the three months ended December 31, 2022, other non-recurring items consist of $0.1 million of outside services related to our strategic action plan.

For the year ended December 31, 2023, other non-recurring items consist of $1.6 million of fees related to non-recurring projects and our acquisition of ProvenDB, and $1.4 million of fees related to non-recurring items, primarily severance payable to our former chief executive officer.

For the year ended December 31, 2022, other non-recurring items consist of $4.3 million of outside services related to our strategic action plan, and a $(14.8) million non-operating gain on the sale of our investment in Promon AS.
Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Diluted Share as net income (loss) or net income (loss) per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.
We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$441	$(3,097)	$(29,799)	$(14,434)
Long-term incentive compensation (1)	4,136	3,197	14,562	8,813
Amortization of intangible assets (2)	604	584	2,353	4,139
Restructuring and other related charges	4,235	1,482	17,311	13,310
Other non-recurring items (3)	(112)	127	3,048	(10,505)
Tax impact of adjustments (4)	(1,773)	(1,078)	(7,455)	(3,151)
Non-GAAP net income (loss)	$7,531	$1,215	$20	$(1,828)

Non-GAAP net income (loss) per share	$0.19	$0.03	$0.00	$(0.05)

Shares	40,095	40,396	40,833	40,143
(1)Long-term incentive compensation includes immaterial expense for cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The expense associated with these cash incentive grants was less than $0.1 million for both the three months ended December 31, 2023 and 2022, respectively, and $0.3 million and $0.2 million for the years ended December 31, 2023 and 2022, respectively.
(2)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.8 million and $1.5 million for the three months and year ended December 31, 2023, respectively, and $0 for the three months and year ended December 31, 2022. Costs are recorded in “Cost of goods sold - Services and other” on the consolidated statements of operations.
(3)See the footnotes to the Reconciliation of Net Income (Loss) to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(4)The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2024 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com